Exhibit 10.2
Summary of Pixelworks Non-Employee Director Compensation
The following annual cash compensation, which was effective from the third quarter of 2008, has been indefinitely reduced 10% by the board, effective from the second quarter of 2009. Cash compensation is paid in quarterly increments:
Cash compensation:

Board Member Retainer	$27,000 per year

Audit Committee Retainer	$8,000 per year, regular member $16,000 per year, Chair

Compensation Committee Retainer	$5,000 per year, regular member $10,000 per year, Chair

Nominating and Governance Committee Retainer	$3,000 per year, regular member $6,000 per year, Chair
Stock Compensation Plan:
6,000 shares per year (measured from annual meeting to annual meeting), policy to begin with term in office beginning with the 2009 annual meeting. New non-employee Board members will receive an initial recruitment grant of 10,000 shares.
Other:
Mr. Alley’s director compensation is determined by the CEO Transition Agreement dated and effective December 12, 2006, by and between Allen Alley and Pixelworks, Inc. (Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on March 12, 2007). Mr. Alley’s director cash compensation is also subject to the indefinite 10% reduction described above.